EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chairman and Chief Executive Officer
Somerset Savings Bank
220 West Union Avenue
Bound Brook, New Jersey 08805
(732) 560-1700, ext. 5201

SOMERSET SAVINGS BANK, SLA ANNOUNCES YEAR END FINANCIAL RESULTS
Bound Brook, New Jersey (September 19, 2023) – SOMERSET SAVINGS BANK, SLA (the “Bank”), announced today net income of $1.6 million for the year ended June 30, 2023 (unaudited), compared to net income of $1.9 million for the year ended June 30, 2022.
June 30, 2023 Year End Highlights:
•
Net income of $1.6 million for the year ended June 30, 2023, compared to net income of $1.9 million for the year ended June 30, 2022. Excluding the increase in professional services primarily related to the acquisition of Regal Bancorp, Inc. and Regal Bank, as discussed below, net income for the year ended June 30, 2023 would have been $2.0 million and net income for the year ended June 30, 2022 would have been $2.0 million, respectively.

•	Total assets were $651.5 million, an increase of $2.9 million, or 0.4% from $648.6 million at June 30, 2022.
•	Net loans were $362.3 million, an increase of $27.7 million, or 8.3% from $334.6 million at June 30, 2022.
•	Total deposits were $503.9 million, a decrease of $18.2 million, or 3.5% from $522.1 million at June 30, 2022.

Comparison of Operating Results for the Years Ended June 30, 2023 and 2022
General. Net income decreased $318,000, or 17.0%, to $1.6 million for the year ended June 30, 2023 from $1.9 million for the year ended June 30, 2022. The decrease was caused by increases in interest expense and noninterest expense, offset in part by an increase in interest income.
Interest Income. Interest income increased $2.7 million, or 20.0%, to $16.1 million for the year ended June 30, 2023 from $13.4 million for the year ended June 30, 2022. The increase resulted primarily from an increase of $2.0 million, or 21.7%, in interest income on loans and an increase in the interest income of other assets of $995,000 to $1.1 million for the year ended June 30, 2023 from $127,000 for the year ended June 30, 2022, partially offset by a $323,000 decrease in interest income on securities.
Interest Expense. Interest expense increased $893,000, or 58.2%, to $2.4 million for the year ended June 30, 2023 from $1.5 million for the year ended June 30, 2022. The increase in interest expense resulted from an increase in interest expense on deposits. The average rate the Bank paid on certificates of deposit increased 45 basis points to 1.33% for the year ended June 30, 2023 from 0.88%

for the year ended June 30, 2022 and the average balance of certificates of deposit decreased $4.0 million, or 2.6%, to $148.5 million for the year ended June 30, 2023 from $152.5 million for the year ended June 30, 2022. The average balance of interest-bearing demand deposits increased $1.6 million, or 1.1%, to $143.5 million for the year ended June 30, 2023 from $141.9 million for the year ended June 30, 2022. The average balance of savings and club accounts decreased $1.1 million, or 0.6%, to $179.8 million for the year ended June 30, 2023 from $180.9 million for the year ended June 30, 2022.
Net Interest Income. Net interest income increased $1.8 million, or 15.1%, to $13.7 million for the year ended June 30, 2023 from $11.9 million for the year ended June 30, 2022. The Bank had increases in its net interest rate spread of 27 basis points to 2.14% for the year ended June 30, 2023 from 1.87% for the year ended June 30, 2022, and increases in its net interest margin of 41 basis points to 3.00% for the year ended June 30, 2023 from 2.59% for the year ended June 30, 2022, offset in part by a decrease in its net interest-earning assets of $5.3 million, or 3.9%, to $131.0 million for the year ended June 30, 2023 from $136.3 million for the year ended June 30, 2022. The increases in the Bank’s net interest rate spread and its net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a slower rate than the yield on interest-earning assets.
Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level it considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for loan losses and make provisions for loan losses on a monthly basis.
Based on the Bank’s evaluation of the above factors, it did not record a provision for loan losses for either the year ended June 30, 2023 or the year ended June 30, 2022. The absence of a provision for loan losses reflects that the Bank had no charge-offs for the year ended June 30, 2023 and only $200,000 of non-performing loans and $145,000 of classified loans at June 30, 2023. The Bank’s allowance for loan losses as a percentage of total loans was 0.31% at June 30, 2023 compared to 0.33% at June 30, 2022, reflecting continued strong credit quality in its loan portfolio. To the best of the Bank’s knowledge, it has provided for all losses that are both probable and reasonable to estimate at June 30, 2023 and June 30, 2022.
Noninterest Income. Noninterest income decreased $86,000, or 6.4%, to $1.3 million for the year ended June 30, 2023 from $1.4 million for the year ended June 30, 2022, primarily as a result of the loss on the sale of securities of $119,000 for the year ended June 30, 2023 compared to no loss on the sale of securities for the year ended June 30, 2022.
Noninterest Expense. Noninterest expense increased $2.1 million, or 19.4%, to $13.2 million for the year ended June 30, 2023 from $11.0 million for the year ended June 30, 2022, primarily as a result of a $1.4 million, or 22.3%, increase in salaries and employee benefits and a $617,000, or 149.8%, increase in professional services primarily related to the acquisition of Regal Bancorp, Inc. and Regal Bank, as discussed below. The increase in salaries and employee benefits represents annual merit adjustments and increased health care and pension plan costs.

Income Tax Expense. The provision for income taxes was $250,000 for the year ended June 30, 2023, compared to $363,000 for the year ended June 30, 2022. The Bank’s effective tax rate was 13.9% for the year ended June 30, 2023 compared to 16.2% for the year ended June 30, 2022. The lower effective tax rates for fiscal years 2023 and 2022 reflect lower state income tax liabilities due to the application of net operating loss carryforwards and a lower state income tax rate applied to the net investment income derived by Somerset Savings Bank’s subsidiary.
Comparison of Financial Condition at June 30, 2023 and June 30, 2022
Assets. Assets increased $2.9 million, or 0.4%, to $651.5 million at June 30, 2023 from $648.6 million at June 30, 2022. The increase was primarily the result of a $27.7 million increase in loans and a $7.1 million increase in cash and cash equivalents, offset in part by decreases of $21.7 million in securities held-to-maturity and $11.8 million in securities available-for-sale.
Cash and Cash Equivalents. Cash and cash equivalents increased $7.1 million, or 20.1%, to $42.4 million at June 30, 2023 from $35.3 million at June 30, 2022 as Somerset Savings Bank borrowed $20.0 million from the Federal Reserve under the Bank Term Funding Program, which was established in March 2023 to provide additional funding to eligible depository institutions. In light of the events in the banking industry that occurred earlier in the year and general economic conditions, the Bank has increased its efforts to monitor deposit inflows and outflows and improved its liquidity position as a precaution. There have been no indications of a deposit run at our institution as its deposit base remains intact and the Bank’s capital position remains strong.
Securities. Total securities (securities held for sale and held to maturity) decreased $33.5 million, or 13.9%, to $207.3 million at June 30, 2023 from $240.8 million at June 30, 2022. The decrease was due in part to the regular principal and interest payments on the Bank’s securities portfolio as well as the sale of $4.5 million of securities.
Loans. Loans held for investment, net, increased $27.7 million, or 8.3%, to $362.3 million at June 30, 2023 from $334.6 million at June 30, 2022. Residential mortgage loans increased $27.9 million, or 8.6%, to $353.6 million at June 30, 2023 from $325.7 million at June 30, 2022 primarily due to an increase in loans purchased through the Bank’s correspondent relationships.
Deposits. Deposits decreased $18.2 million, or 3.5%, to $503.9 million at June 30, 2023 from $522.1 million at June 30, 2022. NOW and money market accounts decreased $8.9 million, or 6.1%, to $137.5 million at June 30, 2023 from $146.4 million at June 30, 2022. Savings accounts decreased $21.9 million, or 11.6%, to $166.3 million at June 30, 2023 from $188.1 million at June 30, 2022. Noninterest-bearing deposits decreased $3.0 million, or 6.9%, to $40.7 million at June 30, 2023 from $43.7 million at June 30, 2022. Certificates of deposit increased $15.7 million, or 10.9%, to $159.5 million at June 30, 2023 from $143.8 million at June 30, 2022. The increase in certificates of deposit and the decrease in savings accounts reflected the decision of many depositors to take advantage of increased market rates being paid on certificates of deposit.
Borrowings. During the year ended June 30, 2023, the Bank borrowed $20.0 million from the Federal Reserve under the Bank Term Funding Program as a precautionary measure to provide for additional liquidity due to current market conditions. The Bank had no borrowings at June 30, 2022.

Equity. Equity increased $3.9 million, or 3.3%, to $122.1 million at June 30, 2023 from $118.2 million at June 30, 2022. The increase resulted from net income of $1.6 million for the year ended June 30, 2023, and a decrease of $2.3 million in accumulated other comprehensive loss.
Anticipated Stock Offering and Merger
As previously announced on September 11, 2023, SR Bancorp, Inc. (the “Company”), the proposed holding company for the Bank, announced that the closing of the conversion of the Bank from the mutual to stock form of organization and related stock offering by the Company is expected to occur after the close of business on or about September 19, 2023.  SR Bancorp, Inc.’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.
SR Bancorp, Inc. expects to sell 9,055,172 shares of its common stock at a price of $10.00 per share, which includes 760,364 shares to be sold to Somerset Savings Bank’s Employee Stock Ownership Plan.  Additionally, the Company will contribute 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., the charitable foundation formed in connection with the conversion.  Upon the completion of the conversion and offering, 9,507,930 shares of SR Bancorp, Inc. common stock are expected to be outstanding.
Promptly following the completion of the conversion and related stock offering, Regal Bancorp, Inc. a New Jersey corporation (“Regal Bancorp”), will merge with and into the Company, with the Company as the surviving entity (the “Merger”).  Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, will merge with and into Somerset Savings Bank, which will convert to a commercial bank charter and be renamed Somerset Regal Bank.  In connection with the Merger, each outstanding share of Regal Bancorp common stock will be converted into the right to receive $23.00 in cash.
About Somerset Savings Bank, SLA
Somerset Savings Bank, SLA formed in 1887, is a New Jersey savings and loan association. Somerset Savings is a full-service community bank headquartered in Bound Brook, New Jersey that operates seven branches in Hunterdon, Middlesex and Somerset Counties, New Jersey. At June 30, 2023, Somerset Savings had $651.5 million in total assets, $362.3 million in net loans, $503.9 million in deposits and total equity of $122.1 million. Additional information about Somerset Savings is available on its website, www.somersetsavings.com.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering;

possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.
Legal Disclosures
The shares of common stock of SR Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

5